Exhibit 1

AGREEMENT

JOINT FILING OF SCHEDULE 13D

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning others, except to the extent that it knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the 24th day of September, 2012.

ONEX CORPORATION

By:	/s/ Andrea E. Daly
Name: Andrea E. Daly
Title: Vice President, General Counsel and Secretary

By:	/s/ Donald W. Lewtas
Name: Donald W. Lewtas
Title: Chief Financial Officer

ONEX PARTNERS LP

By: Onex Partners GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP ULC, its General Partner

By:	/s/ Robert M. Le Blanc
Name: Robert M. Le Blanc
Title: Managing Director

By:	/s/ Donald F. West
Name: Donald F. West
Title: Vice President and Secretary

ONEX US PRINCIPALS LP

By:	/s/ Donald F. West
Name: Donald F. West Title: Representative

ONEX REAL ESTATE HOLDINGS III INC.

By:	/s/ Donald W. Lewtas
Name: Donald W. Lewtas Title: President

By:	/s/ Andrea E. Daly
Name: Andrea E. Daly Title: Vice President and Secretary

GERALD W. SCHWARTZ

By:	/s/ Donald W. Lewtas
Name: Donald W. Lewtas Title: Authorized Signatory for Gerald W. Schwartz

ONEX SKILLED HOLDINGS II LIMITED SARL

By:	/s/ Donald F. West
Name: Donald F. West Title: Type A Manager